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                                                                  EXHIBIT (2)(b)

                             AMENDMENT NO. 1 TO

                          STOCK PURCHASE AGREEMENT



         This Amendment No. 1 to Stock Purchase Agreement is entered into as of the 15th day of December, 1995 by and between Eagle Industrial Products Corporation, a Delaware corporation ("Seller") and Thomas & Betts Corporation, a New Jersey corporation ("Buyer").

                                    RECITALS

         The parties have entered into that certain Stock Purchase Agreement dated as of November 1, 1995 (the "Stock Purchase Agreement") and desire to amend the Stock Purchase Agreement as provided herein. All terms used herein bearing initial capital letters which are defined in the Stock Purchase Agreement and not otherwise defined herein shall have like meaning when used herein.

         NOW, THEREFORE, in consideration of the foregoing, the mutual covenants set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereof acknowledged, the parties agree as follows:

         A.      PURCHASE PRICE AND CALCULATION OF PURCHASE PRICE ADJUSTMENT

                 (a)      The Purchase Price for the Stock provided in Section
2.1 of the Stock Purchase Agreement is hereby amended to equal Two Hundred Twenty Million, Five Hundred Fifty Thousand Dollars ($220,550,000), less the Receivable Purchase Price, subject to adjustment pursuant to Section 2.2 of the Stock Purchase Agreement.

                 (b) Section 2.3(a)(i) of the Stock Purchase Agreement is amended to provide that the reserves for Environmental Liabilities on the Closing Balance Sheet will be $16,786,000, less the amount of expenses with respect thereto paid since December 1, 1995.

         B.      ADDITIONAL PARCEL

                 The property commonly known as 43 Newburgh Road, Hackettstown, New Jersey, shall be prior to Closing, or has been, transferred back to Amerace, provided, however, no entry or adjustment shall be made to the Closing Balance Sheet relating to such parcel.

         C.      CERTAIN INSURANCE MATTERS

                 (a) Seller hereby transfers and assigns to Amerace the right to recover any insurance proceeds for damage or destruction to the Assets during the period commencing the date hereof until the Closing Date, including, without limitation, any business interruption insurance relating to the Companies or the Assets for such period. Seller hereby agrees to cause Amerace
to be named as a loss payee for such insurance policies.   Any right to
proceeds from business interruption insurance with respect to periods after the Closing shall not be reflected on the Closing Balance Sheet.


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                 (b)      The parties acknowledge that future premium
adjustments pertaining to Current Insurance (as defined in Section 5.12 of the Stock Purchase Agreement) for any time between September 29, 1989 and the Closing Date (whether billings or credits) including but not limited to exposure charges, residual margin load charges and assessments and only those taxes not included in the tax multiplier used in the calculation of the insurance reserves on the Closing Balance Sheet (i) shall be for the account of Seller, and (ii) Buyer and the Companies shall have no rights or obligations with respect thereto.

                 (c) The parties agree that the interest of Eagle Industries, Inc. under the insurance policy issued by American Nuclear Insurers, No. NS-0359 relating to coverage with respect to nuclear products is hereby assigned to Amerace effective the Closing. In consideration thereof, Buyer hereby agrees to cause Amerace to remit to Seller, within 5 days of receipt thereof, the amount of any dividends or return premiums or other similar amounts received from time to time pursuant to such policy with respect to periods preceding the Closing Date.

         D.      CERTAIN LIENS

                 The parties acknowledge (i) a lien against certain assets regarding High Point Landfill Site in favor of State of New Jersey, Department of Environmental Protection and Energy and, (ii) a lien in the amount of $29,535.35 of record with respect to Amerace. Seller hereby agrees to indemnify and hold harmless Buyer from any loss, cost, expense or liability (including reasonable attorneys' fees and expenses) relating to either such lien or the claim of any underlying liability secured thereby. Seller further agrees to make available to Buyer any records regarding payment or satisfaction thereof.

         E.      CERTAIN GUARANTEES

                 The parties acknowledge that Seller and/or its Affiliates (as applicable) have executed the following guarantees for the benefit of the indicated companies: (i) Eagle Industrial Products Corporation Self-Guarantee Application regarding Amerace-Rubber Dump ($100,000); (ii) Amerace-Esna Road ($35,000); (iii) Continuing Contract of Parent Guaranty of Payment by Eagle Industries, Inc. for the benefit of Amerace Corporation (regarding lease of equipment from IBM; payments of approximately $380,000 remain outstanding over the remaining term of the underlying lease). Buyer agrees promptly following the Closing Date, to use its best efforts to cause itself to be substituted as guarantor or provide other collateral necessary to cause the release of Seller and/or its Affiliates (as applicable) as guarantor. Buyer hereby agrees to indemnify and hold Seller and its Affiliates harmless from and against any loss, cost, expense or liability (including reasonable attorneys' fees and expenses), which may arise in connection with any such guarantees.

         F.      DATE OF CLOSING

                 Section 7.1 of the Stock Purchase Agreement is amended to provide that the Closing shall occur on January 2, 1996, at 9:00 a.m. at the offices of Buyer's counsel in Chicago, Illinois. Notwithstanding any other provision in the Stock Purchase Agreement, the Closing Balance Sheet shall be dated as of January 1, 1996.




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         G.      ESCROW AGREEMENT.  Concurrently herewith, Buyer and Seller are entering into an escrow agreement (the "Escrow Agreement") with their respective counsel, McBride Baker & Coles ("Buyer's Escrowee") and Rosenberg & Liebentritt, P.C. ("Seller's Escrowee"), pursuant to which various closing documents are being deposited and held for delivery at the Closing. All terms used herein or in the Stock Purchase Agreement (as herein amended) bearing initial capital letters which are defined in the Escrow Agreement and are not otherwise defined herein shall have like meaning when used herein.

         H.      SATISFACTION OF CONDITIONS

                 (a) Buyer hereby acknowledges that, subject to the action to be taken at Closing as provided in Section L hereof, as of the date hereof all conditions to the obligations of Buyer with respect to the Closing, including without limitation, those conditions set forth in Section 6.1 of the Stock Purchase Agreement, have been satisfied or are hereby irrevocably waived.

                 (b) Seller hereby acknowledges that, subject to the action to be taken at Closing as provided in Section L hereof, as of the date hereof all conditions to the obligations of Seller with respect to the Closing, including, without limitation, those conditions set forth in Section 6.2 of the Stock Purchase Agreement, have been satisfied or are hereby irrevocably waived.

         I. CONCURRENT DELIVERIES BY SELLER. Concurrently herewith, Seller is delivering to Buyer's Escrowee, pursuant to the Escrow Agreement, the documents listed on Exhibit A to the Escrow Agreement (collectively, hereinafter the "Seller Closing Documents").

         J. CONCURRENT DELIVERIES BY BUYER. Concurrently herewith, Buyer is delivering to Seller's Escrowee, pursuant to the Escrow Agreement, the documents listed on Exhibit B to the Escrow Agreement (collectively, hereinafter the "Buyer Closing Documents").

         K. ADDITIONAL ACTION BEING TAKEN CONCURRENTLY. Concurrently herewith, the following persons are taking the following actions:

                 (a) Buyer and First Trust of Illinois, National Association, as Trustee, under the Eagle Trade Receivable Master Trust ("Trustee") are entering into the Receivables Agreement.

                 (b) Trustee is delivering to Buyer's Escrowee, the documents listed on Exhibit C to the Escrow Agreement (collectively, the "Trustee Closing Documents").

         L.      CLOSING MATTERS

                 Sections 7.2, 7.3 and 7.4 of the Stock Purchase Agreement are hereby deleted and a new Section 7.2 is substituted to read as follows:

                 "7.2     Action to be Taken at Closing.  At the Closing:

                          (a) Buyer's Escrowee shall deliver to Buyer the Seller's Closing Documents and the Trustee Closing Documents;





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                          (b)     Seller's Escrowee shall deliver to Seller
                 the Buyer's Closing Documents;

                          (c) Buyer shall wire transfer the amount of $220,550,000 in immediately available "same day" funds as follows:

                                  (i)      $220,550,000 less the Receivable
                                           Purchase Price to:

                                           Eagle Industrial Products Corporation
                                           Bank:           Chemical Bank, New
                                                           York
                                           ABA Number:     021000128
                                           Account:        Eagle Industrial
                                                           Products Corporation
                                           Account Number: 323-290280; and

                                  (ii)     The Receivables Purchase Price to:

                                           First Trust of Illinois, National
                                           Association, N.A., as Trustee
                                           Bank:             Bank of America
                                                             Illinois
                                           ABA Number:       071000039
                                           Account:          Eagle Trade
                                                             Receivable Master
                                                             Trust
                                           Account Number:   72-09916

                          (d) Among the Buyer Closing Documents is an original irrevocable letter of credit in principal amount of $220,550,000 reflecting Seller as beneficiary (the "Purchase Price Letter of Credit"). In the event the full amount required to be paid via wire transfer pursuant to the provisions of Section 7.2(c) above shall not have been paid in full by 11:00 a.m. C.S.T. on the Closing Date, then Seller shall have the right to draw upon the Purchase Price Letter of Credit with respect to such amount, or unpaid portion thereof, plus interest thereon from and after January 2, 1996 at the rate of 6.4375% per annum. Upon payment in full by Buyer of the Purchase Price and the Receivables Purchase Price, the Letter of Credit, or any undrawn portion thereof in the event of a partial draw, shall be returned to Buyer.

     M. BONUSES. Buyer hereby agrees that the Closing Balance Sheet shall accrue an amount, as determined by Seller, in its discretion, for bonus compensation to employees of the Companies with respect to 1995 performance pursuant to the Seller's or the Companies' plans and arrangements. Buyer agrees to pay bonuses to the employees of the Companies, (in the respective amounts designated by Seller but not to exceed, in the aggregate, the amount of the bonus accrual reflected on the Closing Balance Sheet), on or before February 28, 1996.





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     N.          LETTERS OF CREDIT.  Pursuant to Section 5.7 of the Stock
Purchase Agreement, Buyer delivered to Seller two letters of credit identified on Exhibit A ("Buyer Letters of Credit") to support Seller's letters of credits, bonds, and obligations to third parties identified on Exhibit B
("Seller Collateral").   If Seller is obligated to pay any sums to third
parties pursuant to the Seller Collateral, Seller shall advise Buyer of such payment, and Buyer shall reimburse Seller for said payment within five (5) business days of Seller's written demand. Seller shall be permitted to draw upon Buyer Letters of Credit if such amounts are not timely paid. As soon as Buyer replaces Seller Collateral, Buyer shall provide Seller with a written acknowledgment of the third party's acceptance of Buyer's replacement letter of credit or other collateral. Upon receipt of such acknowledgment, and the return of Seller Collateral, Seller shall within three (3) business days advise the issuing bank of Buyer Letters of Credit to reduce proportionately the amount of the Buyer Letters of Credit. Buyer shall arrange for the return of Seller Collateral if necessary to effect the release of Seller from liability thereunder, or in the alternative a written statement by the third party releasing Seller from such liability.

         O. CERTAIN FURTHER ASSIGNMENTS. Buyer hereby acknowledges that third-party consents may be required with respect to the assignment from Seller or its Affiliates to Amerace or Buyer of (i) that certain Master Equipment Lease Agreement Schedule between Seller, as Lessee, and AT&T Credit Corporation, as Lessor, dated April 26, 1995 (the "AT&T Lease"), and (ii) certain vehicle leases regarding fleet vehicles used by Amerace or its subsidiaries or divisions, including without limitation leases from USL Capital and GE Capital (collectively with the AT&T Lease, the "Eagle Leases"). Seller and Buyer shall cooperate and use commercially reasonable efforts to obtain such consents as soon as practicable after the Closing. Upon receipt of such consents, Seller shall assign its rights, and Buyer shall assume the obligations, under the Eagle Leases. Buyer further acknowledges and agrees that the foregoing covenant by Seller shall fulfill and/or supersede all of Seller's obligations under the Agreement relating to the Eagle Leases, including, without limitation, the disclosure obligations set forth in Section 3.3(v) of the Agreement (and Schedule 3.3 thereto) and the covenant set forth in Section 5.11 of the Agreement (and Schedule 5.11 thereto).

         P. NO OTHER AMENDMENTS. Except as expressly provided herein, the Stock Purchase Agreement shall remain unamended and in full force and effect; provided, however, that the terms of this Amendment shall supersede any inconsistent provisions of the Stock Purchase Agreement.

         IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 1 to Stock Purchase Agreement as of the day and year first above written.

                                           Eagle Industrial Products Corporation



                                        By: /s/ Gus J. Athas
                                            -----------------------------------
                                            Its: Senior Vice President
                                                 ------------------------------

                                        Thomas & Betts Corporation


                                        By: /s/ Jerry Kronenberg
                                            -----------------------------------
                                            Its: Vice President
                                                 ------------------------------




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                                   EXHIBIT A

  1. Wachovia Bank Letter of Credit #LC968-065776 in the amount of $4,293,600.00 to Eagle Industrial Products Corporation, as beneficiary, dated December 14, 1995; Thomas & Betts, applicant.

  2. Wachovia Bank Letter of Credit #LC968-065777 in the amount of $4,172,000.00 to Eagle Industrial Products Corporation, as beneficiary, dated December 14, 1995; Thomas & Betts, applicant.





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                                   EXHIBIT B

  a. Eagle Industrial Products Corporation Letter of Credit to CIGNA which covers all of the Amerace companies collateral requirements for their liability insurance program (approximately $4,172,000 as of 9/30/95).

  b. Letter of Credit - #G-200713. $220,000 from Amerace Corporation in favor of the Travelers Indemnity Co. (Insurance)

  c. Letter of Credit - #T-245413. $46,540.92 from Hendrix in favor of Israel Electric Corp. Ltd. (Performance Bond)

  d.     Eagle Industrial Corporation Letter of Credit Bonds issued by SAFECO:

         1. Bond #5727025. $12,000 Amerace Corporation to Florida Power and Light Utility (Payment Bond expires 1/4/97)

         2. Bond #5834664. $16,860 Elastimold to State of Nevada - retailer and/or user bond (expires 6/21/96)

         3. Bond #5622352-0103. $5,000 Wellsley Municipal Light Department MA Bid Bond (expires 1/26/96)

         4. Bond #5622352-0102. $5,000 Lincoln Electric System, NE Bid Bonds (expires 1/6/96)

         5. Bond #5622352-0101. $5,000 Lincoln Electric System, NE Bid Bond (expires 1/10/96)

         6. Bond #5696209/253604. $5,000 Elastimold to The Guarantee Company of North America relating to Ontario Customs and Excise Tax Payments

         7. Bond #5696210/253605. $5,000 Industrial Electrical Products to The Guarantee Company of North America relating to Ontario Customs and Excise Tax Payments

         8. Bond #5622352-0104. $5,000 Lincoln Electric System, NE Bid Bond (expires 11/30/96)

d. Letter of Credit - #T-235389. $3,333,200 from Conductron Corporation in favor of USA, the State of New Hampshire, and Hitchiner Mfg. (Environmental)

e. Eagle Industrial Products Corporation Self-Guarantee Application regarding Amerace-Rubber Dump (Environmental) - $100,000

f. Eagle Industrial Products Corporation Self-Guarantee Application regarding Amerace-ESNA Road (Environmental) - $35,000





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